EXHIBIT 5

February 24, 2012

Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, FL 33716

Re:
Raymond James Financial, Inc. (the "Company") Registration Statement on Form S-8 covering shares of the Company's Common Stock issuable pursuant to the  Raymond James Financial, Inc. 2012 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

I am Senior Vice President and General Counsel for the Company.  I and members of the Company’s legal department under my supervision have represented the Company in connection with its Registration Statement on Form S-8 (the "S-8 Registration Statement") relating to the proposed grants by the Company (the "Grants") of 15,400,000 shares of the Company's Common Stock plus the number of shares that remain available for grant under the Predecessor Plans (as that term is defined in the Plan) under the Plan.

In connection with the Registration Statement and the Grants, we have examined and are familiar with:  (1) the Company's Restated Articles of Incorporation and Amended and Restated By-laws, as currently in effect, (2) the Plan, (3) the S-8 Registration Statement and (4) such other corporate records, documents and instruments as in my opinion are necessary or relevant as the basis for the opinions expressed below.

As to various questions of fact material to my opinion, I have relied without independent investigation on statements or certificates of officials and representatives of the Company, the Department of State of the State of Florida, and others.  In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, and the conformity to original and certified documents of all copies submitted to me as conformed, photostatic or other exact copies.

I express no opinion as to the law of any jurisdiction other than of the State of Florida and the Federal laws of the United States of America.

Based upon and in reliance on the foregoing, I am of the opinion that:

(a)           The Company has been incorporated and organized under the Florida Business Corporation Act, and its status is active.

(b)           The Plan has been authorized by all necessary corporate action of the Company.

(c)           When the following events shall have occurred,

(i)	the S-8 Registration Statement shall have become effective in accordance with the Securities Act of 1933, as amended;

(ii)	the consideration specified in the Plan and in the instrument of grant covering the shares to be granted under the Plan shall have been received; and

(iii)	the certificates representing such shares shall have been duly executed, counter-signed and issued by or on behalf of the Company.

the shares of Common Stock so granted will be duly authorized, validly issued, fully paid and non-assessable shares of the capital stock of the Company.

I hereby consent to the filing of this opinion as an Exhibit to the S-8 Registration Statement.

Sincerely yours,

/s/  PAUL L. MATECKI

Paul L. Matecki
Senior Vice President,
General Counsel and
Secretary